Exhibit 10.1

AMENDMENT NO. 3 TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 3 (this “Amendment”), dated as of December 09, 2024, to the Investment Management Trust Agreement (as defined below) is made by and between BurTech Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement on December 10, 2021, as amended on March 10, 2023 and December 11, 2023 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a Special Annual Meeting of the Company held on December 09, 2024, the Company’s stockholders approved (i) a proposal to amend the Company’s second amended and restated certificate of incorporation (the “3rd A&R COI”) giving the Company the right to extend the date by which it has to consummate a business combination until May 15, 2025; and

1.   NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer and Chief Financial Officer and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee before the date the Company has extended to complete the Business Combination, by depositing into the Trust Account an extension payment (the “Extension Payment”) of $0.05 per non-redeemed share on a month-to-month basis (each such monthly extension, an “Extension Period”), beginning on December 15, 2024 and continuing each month up to May 15, 2025 (the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date. For example, if during the an Extension Period, the Company does not deposit the Extension Payment into the Trust Account by the 15th day of the month for the next Extension Period, then the Last Date shall be the last day of that month.”

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name: Francis Wolf
Title: Vice President

BURTECH ACQUISITION CORP.

By:	/s/ Roman Livson
Name: Roman Livson
Title: Chief Financial Officer